 Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRIPOS ASSOCIATES, INC.

            Pursuant to Section 16-10a-1006 and 16-10a-1007 of the Utah Revised Business Corporation Act (the "Act"), Tripos Associates, Inc. hereby submits the following Amended and Restated Articles of Incorporation.

FIRST:

            The name of the Corporation is TRIPOS ASSOCIATES, INC.

SECOND:

            The Amended and Restated Articles of Incorporation read in their entirety as follows:

ARTICLE I

            The name of the corporation is TRIPOS, INC.

ARTICLE II

            The corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Act.

ARTICLE III

            The corporation shall have authority to issue shares as follows:

            1.         Twenty million (20,000,000) shares of common stock, with par value of $.01 per share.  Each share of common stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of shareholders.

            2.         Ten million (10,000,000) shares of Preferred Stock, with par value of $.01 per share, to be issued in the form and manner, with the relative rights, preferences, qualifications, limitations or restrictions thereon as the Board of Directors shall determine.

ARTICLE IV

            The street address of the registered office of the corporation is 600 Komas Drive, Salt Lake City, UT 84108.  The name of the corporation's registered agent at that address is Richard F. Leahy.

ARTICLE V

            The ability of the Shareholders to take action without a meeting in accordance with section 16-10a-704 of the Act is hereby specifically prohibited.

ARTICLE VI

            To the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director.

THIRD:

            The above Amended and Restated Articles of Incorporation were adopted by consent resolution of the Company's sole shareholder on February 26, 1994.

FOURTH:

            The designation and number of shares outstanding and entitled to vote at the time of adoption of the Amended and Restated Articles of Incorporation were One Thousand (1,000) shares of Common Stock; and the number of such shares represented at such vote were One Thousand (1,000).  The total number of votes cast in favor of the Amended and Restated Articles of Incorporation were One Thousand (1,000) shares.  Such One Thousand (1,000) shares cast in favor of such Amended and Restated Articles of Incorporation were sufficient for approval of such Amended and Restated Articles of Incorporation.

FIFTH:

            The Amended and Restated Articles of Incorporation do not provide for the exchange, reclassification or cancellation of issued shares.

            In witness whereof, TRIPOS, INC. has executed these Amended and Restated Articles of Incorporation as of the 25th day of February, 1994.

TRIPOS, INC.

By:      /s/ Richard F. Lehy

            Richard F. Lehy

            Its:  Secretary